CERTIFICATE OF INCORPORATION

                                       OF

                        STEWARDSHIP FINANCIAL CORPORATION

     THIS IS TO CERTIFY THAT, there is hereby organized a corporation under and by virtue of N.J.S.A. 14A:1-1 et seq., the "New Jersey Business Corporation Act."

                                    ARTICLE I
                                 Corporate Name

     The name of the Corporation shall be Stewardship Financial Corporation.

                                   ARTICLE II
                     Registered Office and Registered Agent

     The address of the Corporation's registered office is:

                        Stewardship Financial Corporation
                        630 Godwin Avenue
                        Midland Park, New Jersey 07432

     The name of the registered agent at that address is:

                        Paul Van Ostenbridge

                                   ARTICLE III
               Initial Board of Directors and Number of Directors

     (a) The number of directors shall be governed by the Bylaws of the Corporation. The number of directors constituting the initial Board of Directors shall be twelve (12). The names and addresses of the initial Board of Directors are as follows:

William M. Almroth                               630 Godwin Avenue
                                                 Midland Park, NJ 07432

Herman dewaal Malefyt                            630 Godwin Avenue
                                                 Midland Park, NJ 07432

Harold Dyer                                      630 Godwin Avenue
                                                 Midland Park, NJ 07432

Edward Fylstra                                   630 Godwin Avenue
                                                 Midland Park, NJ 07432

William C. Hanse, Esq.                           630 Godwin Avenue
                                                 Midland Park, NJ 07432


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Margo Lane                                       630 Godwin Avenue
                                                 Midland Park, NJ 07432

Arie Leegwater                                   630 Godwin Avenue
                                                 Midland Park, NJ 07432

John L. Steen                                    630 Godwin Avenue
                                                 Midland Park, NJ 07432

Robert J. Turner                                 630 Godwin Avenue
                                                 Midland Park, NJ 07432

William J. Vander Eems                           630 Godwin Avenue
                                                 Midland Park, NJ 07432

Paul Van Ostenbridge                             630 Godwin Avenue
                                                 Midland Park, NJ 07432

Clarence Wiegers                                 630 Godwin Avenue
                                                 Midland Park, NJ 07432

     (b) The Board of Directors shall be divided into three (3) classes, as nearly identical in number as the then total number of directors constituting the entire board permits, with the term of office of one class expiring each year. At the first annual meeting of stockholders, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

     (c) None of the present or future directors of the Corporation may be removed without cause by the shareholders of the Corporation. The term "cause" as used herein is defined to mean (i) conviction of the director of a felony,
(ii) declaration by order of a court that the director is of unsound mind; (iii) gross abuse of trust which is proven by clear and convincing evidence to have been committed in bad faith. The Board of Directors shall have the power to remove directors and to suspend


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directors pending a final determination that cause exists for removal.

                                   ARTICLE IV
                                Corporate Purpose

     The purpose for which the Corporation is organized is to engage in any activities for which corporations may be organized under the New Jersey Business Corporation Act.

                                    ARTICLE V
                                  Capital Stock

     The Corporation is authorized to issue 5,000,000 shares of common stock.

                                   ARTICLE VI
                             Limitation of Liability

     Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this paragraph shall not adversely affect any then existing right or protection of a director or officer of the Corporation.

                                   ARTICLE VII
                                 Indemnification

     The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director,


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employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this article.

     The Corporation shall, from time to time, reimburse or advance to any person referred to in this article the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions (i) constitute a breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

                                  ARTICLE VIII
                    Advance Notice of Nomination of Directors

     Advance notice of nomination for the election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the Corporation's By-laws.

                                   ARTICLE IX
                     Certain Required Votes of Shareholders

     (a) No merger, consolidation, nor any action which would result in the disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the outstanding shares of the capital stock of the Corporation entitled to vote thereon; provided, however, that if any such action has been approved prior to the vote of shareholders by a majority of the


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Corporation's Board of Directors, the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote on such matters shall be required.

     (b) This Article IX may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the outstanding shares of the capital stock of the corporation entitled to vote thereon.

                                    ARTICLE X
               Power of Board to Oppose Certain Transactions

     (a) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise, or any other proposed Business Combination (as defined below). When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant factors; by way of illustration, but not limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

          (1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation, or based on the current value of the corporation in a freely negotiated transaction.

          (2) Whether a more favorable price could be obtained for the Corporation's securities in the future.

          (3) The impact which an acquisition of the Corporation would have on the employees, creditors, customers and suppliers of the corporation and any subsidiary and on the communities which they serve.

          (4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, creditors, customers and suppliers of the Corporation and its subsidiaries and the future value of the Corporation's stock.

          (5) The value of the securities, if any, which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered.

          (6) Any antitrust or other legal and regulatory issues that are raised by the offer.


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          (7) Any other relevant factors, including the longterm as well as the short-term interests of the Corporation and its shareholders, whether or not such other factors are monetary or non-monetary in nature, or are shareholder or non-shareholder considerations.

     (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; establishing employee stock ownership plans; and obtaining a more favorable offer from another individual or entity.

     (c) "Business Combination" as used herein shall mean any of the following proposed transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by or on behalf of, a related entity or person:

          (i) the merger or consolidation of the Corporation or any subsidiary of the corporation;

          (ii) the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the Corporation or any subsidiary of the Corporation; or

          (iii) any offer for the exchange of securities of another entity for the securities of the Corporation.

     (d) Nothing contained herein shall be deemed to limit or restrict the powers of the Board of Directors, or to enlarge the duties of the Board of Directors, as provided in Section 14A:6-1(2) of the New Jersey Business Corporation Act or otherwise in New Jersey law, or to create director liability for taking any action authorized hereunder.

                                   ARTICLE XI
                        Name and Address of Incorporator

     The name and address of the incorporator is:

                      Robert A. Schwartz, Esq.
                      McCarter & English
                      Four Gateway Center
                      100 Mulberry Street
                      P.O. Box 652
                      Newark, New Jersey 07101-0652


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     IN WITNESS WHEREOF, I, the incorporator of the above named Corporation, being over eighteen years of age, have signed this Certificate of Incorporation on the 19th day of January, 1995.


                                              /s/ROBERT A. SCHWARTZ
                                              ---------------------
                                              ROBERT A. SCHWARTZ


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